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                                                                       Exhibit 5
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                                                         July 16, 1997



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

           Re:   Allmerica Financial Corporation -- Registration Statement
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                 on Form S-8
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Ladies and Gentlemen:

           Reference is made to the Registration Statement on Form S-8 (the "Registration Statement") which Allmerica Financial Corporation (the "Company") is filing concurrently herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to (i) 130,973 shares of the Company's common stock, $0.01 par value per share (the "Common Stock"), issuable from time to time upon exercise of options granted under the Allmerica Property & Casualty Companies, Inc. 1995 Long-Term Incentive Plan (the "APY Plan") and assumed by the Company, (ii) 2,500,000 shares of the Company's Common Stock issuable from time to time pursuant to the Allmerica Financial Corporation Long-Term Stock Incentive Plan (together with the APY Plan, the "Plans"), and (iii) an indeterminate number of shares of such Common Stock which may be issued or become issuable under the Plans by reason of stock dividends, stock splits or other recapitalizations executed hereafter.

           I am General Counsel for the Company and I have acted as counsel for the Company in connection with the Plans. I have examined the Certificate of Incorporation and By-laws of the Company and all amendments thereto and have examined and relied on such other documents, including the Plans, as in my judgment were necessary or appropriate to enable me to render the opinions expressed below. Based on the foregoing, I am of the opinion that:

           1. When issued and paid for in compliance with the terms of the Plans, the 2,630,973 shares of Common Stock referred to above will be duly and validly issued, fully paid and non-assessable; and

           2. The additional shares of Common Stock which may become issuable under the Plans by reason of stock dividends, stock splits or other recapitalizations hereafter executed, if and when issued in accordance with the terms of the Plans and upon compliance with the applicable provisions of law and of the Company's Certificate of Incorporation and By-laws, both as amended to date, will be duly and validly issued, fully paid and non-assessable.

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Securities and Exchange Commission         -11-                   July 16, 1997

           I hereby consent to the filing of this opinion letter with and as a part of the Registration Statement and of any amendments thereto. I understand that this opinion is to be used only in connection with the offer and sale of the Common Stock described above only while the Registration Statement, as it may be amended from time to time as contemplated by Section 10(a)(3) of the Securities Act, is effective under the Securities Act.

                                Very truly yours,

                                /s/ John F. Kelly


                                John F. Kelly
                                General Counsel